Exhibit 10.2

Loan No. 0411094-9001

MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT is entered into at Irvine, California, as of February 20, 2015, between Iteris, Inc., a Delaware corporation, with an address of 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705 (“Borrower”), and California Bank & Trust, a California banking corporation, with an address of 3420 Bristol Street, Costa Mesa, California 92626 (“Bank”).

WHEREAS, pursuant to that certain Loan and Security Agreement, dated February 4, 2009, between Borrower and Bank (as previously amended, modified or supplemented, the “Loan and Security Agreement”), Bank agreed to extend credit and make certain financial accommodations to Borrower, subject to the terms and conditions set forth in the Loan Documents, including without limitation a revolving line of credit which matures on March 1, 2015, respecting which Bank agreed to lend to Borrower, upon Borrower’s request, a revolving loan and advances thereunder (collectively, the “Revolving Loan”), in the aggregate principal amount of up to Twelve Million and No/100 Dollars ($12,000,000.00) (the “Revolving Loan Amount”).

WHEREAS, the Revolving Loan is evidenced by that certain Amended and Restated Revolving Note, dated February 4, 2009 (as previously amended, modified or supplemented, the “Revolving Note”), by Borrower in favor of Bank in the face amount of the Revolving Loan Amount.

WHEREAS, pursuant to the Loan and Security Agreement, Borrower granted Bank a first-priority security interest in and lien on the personal property described therein (the “Personalty”);

WHEREAS, the Loan and Security Agreement, the Revolving Note and all other documents and instruments executed in connection with or relating to the Revolving Loan are referred to herein, collectively, as the “Loan Documents”; and the Personalty and all other collateral granted to Bank to secure the Revolving Loan is referred to herein, collectively, as the “Collateral”;

WHEREAS, Borrower has requested and Bank has agreed to make certain amendments to the Revolving Loan and the Loan Documents in accordance with the terms and conditions set forth herein; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank mutually agree as follows:

1.                                      MODIFICATION

1.1                                 Recitals. The above recitals are hereby made a part of this Agreement, and Borrower acknowledges and agrees that each of the recitals is true, correct and complete.

1.2                                 Ratification. All of the terms, covenants, provisions, representations, warranties and conditions of the Loan Documents, as amended or modified hereby, are ratified, acknowledged, confirmed and continued in full force and effect as if fully restated herein.

1.3                                 Collateral. Borrower confirms and ratifies its continuing mortgage, pledge, assignment and grant of security interest in and lien on the Collateral to and in favor of Bank as set forth in the Loan Documents.

1.4                                 Principal Balance. Borrower acknowledges, agrees and confirms that, as of the date hereof, the current outstanding principal balance under the Revolving Loan is zero and a Stand-By Letter of Credit has been issued and is outstanding for the account of Borrower in the amount of $14,365.00.

1.5                                 Amendments to Loan and Security Agreement. The Loan and Security Agreement is hereby amended as follows:

(a)                             Section 1.1(a) (Revolving Loan) is amended to extend the expiration date of Bank’s obligation to make advances under the Revolving Loan and evidenced by the Revolving Note from March 1, 2015 to October 1, 2016, and the reference to “March 1, 2015” in Section 1.1(a) is changed to “October 1, 2016”.

(b)                            Section 2.2(i) is deleted in its entirety and replaced with the following:

(i)                                     “Permitted Indebtedness” shall mean (i) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document; (ii) indebtedness existing on the date hereof in a principal amount not in excess of $125,000; (iii) indebtedness subordinated to the Obligations pursuant to an agreement in form and substance acceptable to Bank in its good faith business judgment; (iv) indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (v) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $250,000 at any time outstanding; (vi) indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business; (vii) indebtedness owing to trade creditors arising in the ordinary course of business consistent with past business practices; (viii) indebtedness arising in connection with corporate credit cards issued for employees and officers of Borrower in an aggregate amount not to exceed $250,000 at any time; and (ix) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness, provided, that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower.

(c)                             Section 2.2(j) is deleted in its entirety and replaced with the following:

(j)                                     “Permitted Investments” shall mean, so long as no Event of Default shall have occurred and be continuing at the time of any such investments or immediately after any such investments as a result thereof, (i) investments in subsidiaries that are secured guarantors in an aggregate amount not to exceed $500,000 in any fiscal year; (ii) repurchases of stock of Borrower of up to $100,000 per fiscal year from departing employees or officers; (iii) purchases of shares of Borrower’s common stock pursuant to any stock repurchase program approved by the Board of Directors of Borrower to repurchase in the market any of its stock, which repurchased stock shall have an aggregate purchase price of no more than $4,000,000 in any fiscal year during the current term of the Revolving Loan (not including any extension or renewal periods following the current term) and no more than a total of $8,000,000 during the period from October 1, 2014, to October 1, 2016; provided, that no proceeds from the Revolving Loan shall be used for any such repurchases and, provided, further, that Bank may elect, in its sole discretion, to extend the period of such permitted repurchases for any renewal or extension periods of the Revolving Loan on terms acceptable to Bank, in its sole discretion; (iv) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (v) investments existing on the date hereof as disclosed on Schedule PI attached hereto; and (vi)(A) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one (1) year from the date of acquisition thereof, (B) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (C) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (D) a money market account with Bank, provided, that, in each of the cases set forth in this clause (vi), Bank is granted a perfected first-priority security interest by Borrower therein.

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(d)                                 A new subsection (h) is added immediately after subsection (g) under Section 4.3 (Financial Statements) as follows:

(h)                                 within thirty (30) days after the end of each fiscal year, annual projections of Borrower, in form and substance acceptable to Lender, for the following fiscal year.

(e)                                  A new subsection (vii) is added immediately after subsection (vi) under Section 5.1(a) (Definitions) as follows:

(vii)                           “Quick Ratio” shall mean, for any date of determination, the sum of cash, cash equivalents and trade receivables, in each case as of such date, to Current Liabilities as of such date.

(f)                                    Section 5.1(b) (Current Ratio) is hereby deleted in its entirety and replaced with the following:

(b)                                 Quick Ratio.  Borrower shall maintain a Quick Ratio of not less than 1.00 to 1.00, measured as of the end of each fiscal quarter.

(g)                                 Section 5.1(e) (Profitability) is hereby deleted in its entirety and replaced with the following:

(e)                                  [Intentionally omittted]

(h)                                 Section 5.8 (Capital Expenditures) is deleted in its entirety and replaced with the following:

5.8                            Capital Expenditures. Borrower shall not, directly or indirectly, make or commit to make capital expenditures by lease, purchase or otherwise, except (a) in the ordinary and usual course of business up to an aggregate limit of $2,000,000.00 or (b) with Bank’s prior written consent

(i)                                     Section 6 of the Loan and Security Agreement regarding the Stand-By Letters of Credit Subline is hereby amended as follows:

(i)                                The date set forth in the last sentence of the first paragraph under Section 6, providing for the maximum expiration date permitted for Stand-By Letters of Credit extended by Bank under the Stand-By Letter of Credit Subline, is amended from October 1, 2014 to October 1, 2016.

(ii)                             The date set forth in the first sentence of Section 6.1(d), identifying Stand-By Letters of Credit for which Borrower is required to provide beneficiary letters of cancellation or cash collateral if such Stand-By Letters of Credit are outstanding on such date, is amended from October 1, 2014 to October 1, 2016.

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1.6                            Amendment to Revolving Note. The Revolving Note is hereby amended as follows:

(a)                                  The Maturity Date set forth in the first paragraph on page 1 of the Revolving Note is hereby amended from October 1, 2014 to October 1, 2016.

(b)                                 The seventh paragraph of the Revolving Note is deleted in its entirety and replaced with the following:

For as long as the credit facility evidenced by this Note remains in existence, Borrower shall pay to Bank a fee (“Unused Line Fee”) in the form of additional interest on that portion of the maximum principal amount of this Note that on each day is not outstanding (“Unused Portion”), which interest shall accrue daily by multiplying the Unused Portion each day by a per diem rate equal to 0.15% divided by 360. The Unused Line Fee shall be due and payable quarterly in arrears.

(c)                                  The Interest Rate Election Rider attached to the Revolving Note is deleted in its entirety and replaced with the Interest Rate Election Rider that is attached to this Agreement as Exhibit A.

1.7                                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute but one agreement.

Except as modified and amended herein, all other terms and conditions as stated in the Loan and Security Agreement and in all other Loan Documents shall remain unchanged and continue in full force and effect.

[Remainder of page intentionally left blank]

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Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Loan and Security Agreement.

Executed and effective as of the date first written hereinabove.

Borrower:

Iteris, Inc.,
a Delaware corporation

		By:	/s/ABBAS MOHADDES
Abbas Mohaddes, Chief Executive Officer

Accepted:

California Bank & Trust,
a California banking corporation

By:	/S/ SERGIO ALFONSO
Sergio Alfonso, Vice President

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EXHIBIT A

INTEREST RATE ELECTION RIDER

1.                                 INTEREST RATES; PAYMENTS AND PREPAYMENTS

1.1                                 Interest Rates. So long as no Event of Default shall have occurred and be continuing and subject to the other terms of this Note, the outstanding principal balance shall bear interest at a rate per annum based on the type of advance that Borrower selects in accordance with Section 1.2 and the other provisions of this Note, which shall be equal to (a) the Wall Street Journal Prime Rate if an advance based on a variable rate is selected (a “Variable Rate Advance”) or (b) Two-and-One-Quarter Percent (2.25%) above the LIBOR Rate for an Interest Period of one, two or three months (but which in no event shall be longer than the remainder of the term of this Note) if an advance based on a LIBOR Rate (a “LIBOR Advance”) is selected.

1.2                                 Rate Selection. When Borrower desires to select an interest rate, Borrower shall give Bank three(3) days’ prior written notice specifying the effective date thereof (which shall be a Banking Day), the type of advance, the amount of advance and, for LIBOR Advances, the duration of the first Interest Period therefor. Any such notice shall be irrevocable and shall be subject to other terms and conditions set forth in this Note. If Bank does not receive timely notice of a requested LIBOR Advance, Borrower shall be deemed to have selected a Variable Rate Advance. Each LIBOR Advance may only be requested in increments of $500,000.00 and no more than two (2) LIBOR Advances may be outstanding at any one time. If any interest rate is selected, Bank shall record on the books and records of Bank an appropriate notation evidencing such selection, each repayment on account of the principal thereof and the amount of interest paid, and Borrower authorizes Bank to maintain such records and make such notations and agrees that the amount shown on the books and records as outstanding from time to time shall constitute the amount owing to Bank pursuant to this Note, absent manifest error.

1.3                                 Payment of Interest. Interest on all amounts outstanding (except for LIBOR Advances) shall be payable monthly in arrears on the first day of each month commencing the month following the date of this Note, and continuing thereafter on the same day of each succeeding month until the principal balance shall be paid in full. Interest on all LIBOR Advances shall be payable, in arrears, on the first Banking Day following the expiration of the applicable Interest Period and, in respect of any LIBOR Advance of more than three (3) months’ duration, interest shall also be payable, in arrears, on each earlier Banking Day which is three (3) months after the first day of the applicable Interest Period.

1.4                                 Interest Periods. Each Interest Period shall commence and shall end as set forth in Section 2.1(b) hereof; provided, however, that (a) any Interest Period that would otherwise end on a day which is not a Banking Day shall be extended to the next Banking Day unless such extension would carry such Interest Period into the next month, in which event such Interest Period shall end on the preceding Banking Day; (b) any Interest Period that begins on the last Banking Day of a calendar month (or on a date for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end), shall (subject to clause (a) above) end on the last Banking Day of such calendar month; and (c) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

1.5                                Conversion of Outstanding Amounts. So long as no Event of Default shall have occurred and be continuing, Borrower may (a) on any Banking Day, convert any outstanding Variable Rate Advance to a LIBOR Advance in the same aggregate principal amount and (b) on the last Banking Day of the then current Interest Period applicable to a LIBOR Advance, convert such LIBOR Advance to a Variable Rate Advance. If Borrower desires to convert an advance as set forth in the prior sentence, it shall give Bank three (3) Banking Days’ prior written notice, specifying the date of such conversion, the amount to be converted and if the conversion is from a Variable Rate Advance to a LIBOR Advance, the duration of the Interest Period therefor.

1.6                                 End of Interest Period. Subject to all of the terms and conditions applicable to a request that a new interest rate selected be a LIBOR Advance, Borrower may elect to continue a LIBOR Advance as of the last day of the applicable Interest Period to a new LIBOR Advance. If Borrower fails to notify Bank of the Interest Period for a subsequent LIBOR Advance at least Three (3) Banking Days prior to the last day of the then current Interest Period, then, at Bank’s discretion, such outstanding LIBOR Advance shall become a Variable Rate Advance at the end of the current Interest Period for such outstanding LIBOR Advance and shall accrue interest in accordance with the provisions regarding Variable Rate Advances described herein.

1.7                                 Basis for Determining LIBOR Inadequate or Unfair. In the event that Bank shall determine that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for determining the LIBOR Rate, or Eurodollar deposits in the relevant amount and for the relevant maturity are not available to Bank in the interbank Eurodollar market, with respect to a proposed LIBOR Advance or a proposed conversion of any Variable Rate Advance to a LIBOR Advance, Bank shall give Borrower prompt notice of such determination. If such notice is given, then: (a) any requested LIBOR Advance shall be made as a Variable Rate Advance, unless Borrower gives Bank one Banking Day’s prior written notice that its request for such borrowing is canceled; (b) any advance which was to have been converted to a LIBOR Advance shall be continued as a Variable Rate Advance; and (c) any outstanding LIBOR Advance shall be converted to a Variable Rate Advance on the last Banking Day of the then current Interest Period for such LIBOR Advance. Until such notice has been withdrawn, Bank shall have no obligation to make LIBOR Advances or maintain outstanding LIBOR Advances and Borrower shall not have the right to request LIBOR Advances or convert advances to LIBOR Advances.

1.8                                 Illegality of LIBOR Rate. Notwithstanding any other provision of this Note, if, after the date of this Note, any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for Bank to make or maintain any LIBOR Advance, the obligation of Bank hereunder to make or maintain such LIBOR Advance shall forthwith be suspended for the duration of such illegality and Borrower shall, if any such LIBOR Advance is outstanding, promptly upon request from Bank, prepay such LIBOR Advance or convert such LIBOR Advance to another type of advance. If any such payment is made on a day that is not the last Banking Day of the then current Interest Period applicable to such advance, Borrower shall pay Bank, upon Bank’s request, any amount required under Section 1.10 of this Interest Rate Election Rider.

1.9                                 Termination of Pricing Option. After the occurrence of an Event of Default, Borrower’s right to select pricing options, if applicable, shall cease, and, if Borrower would, but for the application of the preceding clause, have had the right to elect among interest rate options, notwithstanding anything to the contrary in this Note, interest shall accrue at a rate per annum equal to five percent (5.0%) plus the then-current Wall Street Journal Prime Rate or LIBOR Rate, as the case may be, applicable to advances outstanding at such time.

1.10                           Optional Prepayment.

(a)                        Borrower has the right to pay before due the unpaid balance of any Variable Rate Advance or any part thereof without penalty or premium, but with accrued interest on the principal being prepaid to the date of such repayment.

(b)                       At its option and upon prior written notice to Bank, Borrower may prepay any LIBOR Advance in whole or in part from time to time without premium or penalty but with accrued interest on the principal being prepaid to the date of such repayment; provided, however, that such LIBOR Advance may only be prepaid on the last Banking Day of the then current Interest Period applicable thereto.

(c)                        In the event that any prepayment of a LIBOR Advance is required or permitted on a date other than the last Banking Day of the then current Interest Period applicable thereto, then so long as this Note has not become due and payable in accordance with its terms, Borrower shall have the right to prepay such LIBOR Advance in whole (but not in part), provided, that Borrower shall pay to Bank concurrently with such prepayment a Yield Maintenance Fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Interest Period as to which the prepayment is made, shall be subtracted from the “cost of funds” component of the LIBOR Advance in effect at the time of prepayment. If the result is zero or a negative number, there shall be no Yield Maintenance Fee payable. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the designated term chosen pursuant to the Interest Period as to which the prepayment is made. The resulting amount shall be the Yield Maintenance Fee due to Bank upon prepayment of the LIBOR Advance. If this Note shall become due and payable for any reason, then any Yield Maintenance Fee with respect to the Note shall become due and payable in the same manner as though Borrower had exercised its right of prepayment. Borrower recognizes that Bank will incur substantial additional costs and expenses including loss of yield and anticipated profitability in the event of prepayment of all or part of this Note and that the Yield Maintenance Fee compensates Bank for such costs and expenses. Borrower acknowledges that the Yield Maintenance Fee is bargained-for consideration and not a penalty.

(d)                       All prepayments of any LIBOR Advance shall be applied first to fees and expenses then due hereunder, then to interest on the unpaid principal balance accrued to the date of prepayment and last to the principal balance then due hereunder.

2.                                      DEFINITIONS

2.1                             Definitions. The following definitions are applicable to this Interest Rate Election Rider:

(a)                        “Banking Day” shall mean with respect to LIBOR Advances, a London Banking Day and with respect to all other advances, any day other than a day on which commercial banks in California are required or permitted by law to close.

(b)                       “Interest Period” shall mean, with respect to any LIBOR Advance, the one, two or three month period selected by Borrower pursuant to Section 1.1. The actual length of such periods shall be calculated as set forth below. The initial Interest Period, unless commenced on the first Banking Day of a month, shall, notwithstanding the length of the Interest Period selected by Borrower, (i) for Interest Periods beginning before the 25th of each calendar month, end on the first Banking Day of the month following commencement of the initial Interest Period; and (ii) for Interest Periods beginning on or after the 25th of each calendar month, end on the first Banking Day of the second month following commencement of the initial Interest Period. All subsequent Interest Periods for any particular LIBOR Advance shall commence on the first Banking Day of the relevant month and end of the first Banking Day of the month determined by the length of the Interest Period selected by Borrower pursuant to this provision. Bank’s calculation of the length of Interest Periods shall be in its sole and absolute discretion and shall conclusively bind Borrower absent manifest error.

(c)                        “LIBOR Advance” shall have the meaning set forth in Section 1.1 above.

(d)                       “LIBOR Rate” shall mean the rate per annum for the relevant Interest Period determined as of the start of each Interest Period as quoted by Bank as Bank’s LIBOR Rate based on quotes for the London Interbank Offered Rate from the ICE Benchmark Administration, as quoted for U.S. Dollars by Bloomberg or other comparable service selected by Bank. This definition of LIBOR Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used herein. The LIBOR Rate may not necessarily be the same as the quoted offered side in the Eurodollar time deposit market by any particular institution or service applicable to any Interest Period. The effective interest rate applicable to Borrower’s loans evidenced hereby shall change as of the beginning of each Interest Period if there is a change in the LIBOR Rate as of any such date.

(e)                        “London Banking Day” shall mean with respect to LIBOR Advances, any day on which commercial banks are open for international business (including dealings in U.S. Dollar ($) deposits) in London, England and California.

(f)                          “Variable Rate Advance” shall have the meaning set forth in Section 1.1 above.

(g)                                 “Wall Street Journal Prime Rate” shall mean the highest rate published from time to time by the Wall Street Journal as the Prime Rate, or, in the event the Wall Street Journal ceases publication of the Prime Rate, the base, reference or other rate then designated by Bank, in its sole discretion, for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

2.2                                 Other Terms. Capitalized terms used but not otherwise defined in this Note (including without limitation this Interest Rate Election Rider) shall have the respective meanings ascribed to them in the Loan Agreement.